Exhibit 10.17
TERMS AND CONDITIONS

Exhibit 10.17

EMPLOYMENT, CONFIDENTIALITY

AND NONCOMPETE AGREEMENT

     This EMPLOYMENT, CONFIDENTIALITY AND NONCOMPETE AGREEMENT, is effective as of November 3, 1997 is entered into by and between Trompeter Electronics, Inc., a Delaware corporation (“Trompeter”) and Joe Norwood (“Executive”).

TERMS AND CONDITIONS

     In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

     1. Employment Services. Trompeter hereby agrees to employ Executive, and Executive hereby agrees to perform services for Trompeter, on the terms and conditions set forth in this Agreement. During the Employment Period (as defined below), Trompeter and Executive agree that Executive will serve as President of Trompeter and as Vice President of Sterling Holding Company. During the Employment Period, Executive will perform such services of an executive and administrative character to Trompeter and its Affiliates (defined for purposes of this Agreement as Trompeter, Sterling Holding Company and any present or future, direct or indirect, majority-owned subsidiary of Sterling Holding Company) as the Board of Directors of Trompeter (the “Board”) may from time to time direct (the “Employment Services”). Executive shall carry out his duties faithfully, consistent with his fiduciary duties and to the best of his ability, and shall comply with the Board’s policies, procedures and rules and with all applicable laws, rules and regulations. Executive shall report to the Chairman of the Board. The Employment Services commenced on November 3, 1997 and shall terminate as provided in paragraph 6 (the “Employment Period”).

     2. Performance. Executive shall devote substantially all of his time and efforts to the performance of his duties as specified in paragraph 1, and Executive will not engage in any other business (whether or not pursued for profit, gain or other advantage) or take any other positions which would, in the aggregate, require any substantial portion of his time and attention. Nothing in this paragraph shall be construed as preventing Executive from (a) investing his personal assets in businesses which do not compete with Trompeter or any of its Affiliates in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, or (b) purchasing securities in any corporation whose securities are publicly traded, provided that such purchase shall not result in his collectively owning beneficially at any time three percent (3%) or more of the equity securities of any corporation engaged in a business that competes with Trompeter or any of its Affiliates.

     3. Compensation.

          (a) During the Employment Period, Trompeter will pay Executive for the Employment Services a base salary at the annual rate of $190,000 (“Base Salary”), payable in semi-monthly installments. Trompeter may withhold from any amounts payable to Executive such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation and any amounts required to be withheld in connection with Executive’s participation in benefit plans. The Base Salary will be reviewed at least once every year by the Board and may be increased by action of the Board from time to time. In addition to the Base Salary, Executive shall be eligible for bonus compensation of up to 60% of Base Salary based upon goals mutually agreed to by Trompeter and Executive. Your first bonus will be based upon performance in 1998. Trompeter will pay a discretionary bonus of between $10,000 to $15,000 at the time bonuses for 1997 are paid to other executives of Trompeter.

          (b) In addition to Base Salary and bonus, Sterling Holding Company will grant you options to purchase 100,000 shares of common stock pursuant to, and subject to the terms and conditions of, Sterling’s form of stock option agreement. Such options will vest over five years and be exercisable at a price set by the Sterling board of directors.

     4. Reimbursement for Expenses.

          (a) Trompeter agrees to pay reasonable out-of-pocket expenses incurred by Executive in furtherance of or in connection with the business of Trompeter and in accordance with Trompeter’s policies. If such expenses are paid in the first instance by Executive, Trompeter will arrange for Executive’s reimbursement upon receipt of appropriate vouchers and receipts in accordance with Trompeter’s policies.

          (b) Trompeter agrees to pay (i) a reasonable real estate brokers commission and other actual closing costs associated with the sale of Executive’s home in Connecticut, up to a maximum of $39,000, (ii) reasonable closing costs up to $10,000 associated with Executive’s purchase of a residence in the Westlake Village, California area (provided, that if actual closing costs are less than $10,000, any remaining portion of the $10,000 amount may be applied to unreimbursed commissions and closing costs in connection with the sale of Executive’s home in Connecticut), (iii) reasonable expenses for moving Executive’s household goods and furnishings and cars that are incurred in accordance with Trompeter’s policies in connection with Executive’s relocation to California (as approved by Trompeter in advance based upon at least three competitive quotations from reputable moving companies), (iv) reasonable costs in connection with transporting Executive and Executive’s family from Connecticut to the Westlake Village area, (v) up to six months of reasonable temporary living expenses approved in advance by Trompeter, and (vi) a lump sum equal to 45% of the amounts paid by Trompeter under clauses (i) and (ii) above, up to a maximum of $20,000.

     5. Benefits. Executive shall be entitled to all fringe benefits offered by Trompeter, on the same basis as made available to executives of Trompeter during the Employment Period. Such fringe benefits shall include participation in any hospitalization, dental, medical insurance or other benefit policies or plans maintained for its employees by Trompeter, and such other benefits as may from time to time be made available to Executive. Eligibility for medical and dental coverage will commence on the 60th day of employment. In lieu of life insurance otherwise provided by Trompeter, Executive shall be entitled to a term life insurance policy for $1,000,000, provided Executive’s underwriting rating is standard or better. Trompeter shall pay the premiums on such policy during the Employment Period and during any period in which Executive is receiving Severance Payments as defined in Section 6, and, if the Employment Period is terminated due to Executive’s disability (as defined in Section 6), Trompeter will continue such policy in effect for the lesser of (i) the remaining term of such policy or (ii) one year. Executive shall be entitled to two (2) days of paid vacation during 1997, ten (10) days of paid vacation during 1998, fifteen (15) days during 1999, and twenty (20) days thereafter. Executive may carry over up to five (5) days of unused vacation from one year to the next. Executive shall be entitled to an annual car allowance of $7,000.

     6. Termination of Employment Period. The Employment Period will continue until the earlier of (i) Executive’s death, (ii) Executive’s disability, which shall be deemed to occur in the event Executive is unable to perform the Employment Services for 90 days in any 12-month period, (iii) Executive’s termination by the Company for “Cause” or any other reason, (iv) 90 days after Executive gives notice that he desires to terminate the Employment Period. For purposes of this Agreement, “Cause” shall mean Executive’s breach of this Agreement or Executive’s refusal or failure to perform his obligations under this Agreement; acts or omissions by Executive constituting negligence, neglect or dereliction of his duties; fraud by Executive; dishonesty by Executive in connection with any dealings with the Board or Trompeter’s Affiliates, securities holders or officers; dishonesty by Executive that is injurious to Trompeter or its Affiliates; criminal acts by Executive; or other acts or omissions by Executive which are materially injurious to Trompeter or any of its Affiliates. If the Employment Period is terminated by Executive’s resignation, retirement, death, disability or termination for Cause, then Executive shall be entitled to his Base Salary, bonus (accrued through the termination date) and benefits for Employment Services rendered through the date the termination is effective, at the rate and upon the conditions then in effect. Trompeter may also terminate the Employment Period at any time for a reason other than cause, in which case Executive shall receive his Base Salary, bonus (accrued through the termination date) and benefits for Employment Services rendered through the date the termination is effective, at the rate and upon the conditions then in effect, plus semi-monthly severance payments, for a six month period (the “Severance Payments”), at a rate equal to the amount of Base Salary that Executive would have been paid during such six month period.

     7. Confidentiality and Proprietary Rights.

          (a) Executive recognizes and acknowledges that Trompeter and its Affiliates’ trade secrets and proprietary information and procedures, as they may exist from time to time, are valuable, special and unique assets of Trompeter and its Affiliates’ business, access to and knowledge of which are essential to the performance of Executive’s duties hereunder. Executive agrees to hold as Trompeter and its Affiliates’ property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to Trompeter and its Affiliates’ business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of Trompeter or any of its Affiliates, at any time, to deliver the same to Trompeter or any of its Affiliates.

          (b) Executive hereby agrees he will not at any time during his employment or thereafter disclose to any third party (other than such disclosure which Executive reasonably believed in good faith to be in the best interests of Trompeter and its Affiliates) or use for the benefit of himself or any third party any Confidential Information (as such term is defined in paragraph 7(d) below) without prior written authorization of Trompeter or one of its Affiliates.

          (c) Executive hereby sells, transfers and assigns to Trompeter all of his entire right, title and interest to the Proprietary Rights (as such term is defined in paragraph 7(e) below) and agrees to promptly take all action and sign and deliver all instruments as Trompeter or any of its Affiliates may require at any time hereafter (i) to vest or perfect in Trompeter and its successors, assigns and nominees all right, title and interest in and to the Proprietary Rights; (ii) to assist Trompeter or any of its Affiliates in filing or prosecuting any application for registration, in Executive’s name, Trompeter’s name, the name of any of its Affiliates or any other name, in any country, for any patent, trademark, service mark, copyright, mask work or other registration on the Proprietary Rights, or any modification, reissue, division, continuation, revival or extension thereof, or (iii) in conducting any legal or administrative proceedings for securing, protecting or enforcing any of the foregoing or otherwise relating to the Proprietary Rights. Executive further agrees to disclose to Trompeter or any of its Affiliates promptly all information, details and data pertaining to the Proprietary Rights to the extent such information, details or data are not presently known to Trompeter or any of its Affiliates.

          (d) As used in this Agreement, “Confidential Information” shall mean information which is not generally known to the public in the form available to Executive and which was or is used, developed or obtained by Trompeter or any of its Affiliates relating to the business of Trompeter or any of its Affiliates, or research and development, including, but not limited to, all client or customer lists, marketing strategies and techniques, trade secrets, engineering or other know-how or other information pertaining to the financial condition, business, research and development or prospects of Trompeter or any of its Affiliates.

          (e) As used in this Agreement “Proprietary Rights” shall mean any and all inventions, discoveries, research, engineering methods, systems, formulas, designs, mask works, copyrights, software, data, processes, products, projects, improvements and developments all whether or not published, confidential, protected or susceptible of protection by patent, trademark, service mark, copyright or other form of legal protection and whether or not any attempt has been made to secure such protection, which were made, conceived or reduced to practice at any time by Executive or by any other employee or consultant of Trompeter or any of its Affiliates, in whole or in part at the expense of, on the premises of, with the assistance of the employees or consultants of, or with the equipment or supplies of, Trompeter or any of its Affiliates, and any and all other Confidential Information.

     8. Non-Competition Agreement.

          (a) In consideration of the agreements set forth in this Agreement, Executive agrees that while he is employed by Trompeter and for any period thereafter during which Trompeter is making severance payments to Executive pursuant to paragraph 6 of this

Agreement or otherwise, he will not in any way, directly or indirectly, except in the proper exercise of his employment by Trompeter or its Affiliates:

          (i) engage in, represent, furnish consultant services to, be employed by, or have any interest (whether as owner, principal, director, officer, partner, agent, consultant, stockholder, or otherwise) in any business which (A) engages in the manufacture, development, design and/or sale of connectors, including high frequency coaxial connectors, fiber optic connectors and other connectors; cable assemblies; or other products made or proposed to be made by Trompeter or its Affiliates during the period in which Executive was employed by Trompeter; or (B) otherwise engages in a line(s) of business similar to those engaged in by Trompeter or any of its Affiliates at any time during the period in which Executive was an employee of Trompeter. Such restrictions shall apply in the specific geographic and customer markets served by Trompeter or any of its Affiliates at any time during or upon termination of, the period in which Executive or his Permitted Transferees was an employee of Trompeter (which shall include but not be limited to the United States). This paragraph 8(a)(i) shall not prevent Executive from owning up to three percent (3%) of the outstanding stock of any publicly traded company which competes with Trompeter provided Executive does not participate in the business of such entity;

          (ii) (A) solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of any person who is or was, an employee of Trompeter or any of its Affiliates, (B) encourage, induce, assist, or assist others in inducing any such person to terminate his or her employment with Trompeter or any of its Affiliates, or (C) in any way interfere with the relationship between Trompeter or any of its Affiliates and their employees. This paragraph 8(a)(ii) shall cease to be applicable to any former employee of Trompeter or its Affiliates 12 months after such former employee ceased to be employed by Trompeter or its Affiliates;

          (iii) (A) contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person’s or entity’s attempt to compete with Trompeter or any of its Affiliates, in any business carried on by Trompeter or any of its Affiliates during the period Executive was an employee of Trompeter, any customers, suppliers or other business associates of Trompeter or any of its Affiliates that were existing or identified prospective customers, suppliers or associates during such period, or (B) otherwise interfere in any way in the relationships between Trompeter or any of its Affiliates and their customers, suppliers and business associates; or

          (iv) offer to sell, or negotiate with respect to orders or contracts for the manufacture, development, design and/or sale of, connectors, including high frequency coaxial connectors, fiber optic connectors and other connectors; cable assemblies; screw machine products or other products made or proposed to be made by Trompeter or its Affiliates during the period Executive was an employee of Trompeter; or any other product of the type designed, developed or under development, manufactured or sold by or for Trompeter or any of its Affiliates, to or with anyone with whom Trompeter or any of its Affiliates has so dealt during the period in which Executive was an employee of Trompeter.

          (b) Executive agrees that this covenant is reasonable with respect to its duration, geographic area and scope. It is the desire and intent of the parties that the provisions of this paragraph 8 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this paragraph 8 shall be adjudicated to be invalid or unenforceable, this paragraph 8 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this paragraph 8 in the particular jurisdiction in which such adjudication is made.

          (c) Nothing in this paragraph 8 shall reduce or abrogate any employment obligations of Executive.

     9. Further Assistance. During the Employment Period and thereafter, Executive will not make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage suppliers or customers of Trompeter or any of its Affiliates or otherwise have a negative impact or adverse effect on Trompeter or any of its Affiliates. Following the Employment Period, Executive will provide assistance reasonably requested by Trompeter in connection with actions taken by Executive during the Employment Period, including but not limited to assistance in connection with any lawsuits or other claims against Trompeter arising from events during the Employment Period.

     10. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents executed by the parties of even date embody the complete agreement between the parties in respect to the engagement of Executive by Trompeter for Employment Services, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions herein shall be regarded as divisible, and if any of such provisions or any part thereof are declared invalid or unenforceable, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.

     11. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     12. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Trompeter and their respective successors and assigns; provided that in no event shall Executive’s obligations under this Agreement be delegated or transferred by Executive, nor shall Executive’s rights be subject to encumbrance or to the claims of Executive’s creditors. Without limiting the foregoing, Executive’s right to receive payments under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or trust or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph Trompeter shall have no liability to pay any amount so attempted to be assigned or transferred. This

Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than Trompeter’s Affiliates.

     13. Remedies. Trompeter will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Executive agrees and acknowledges that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that Trompeter may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

     14. Representations and Warranties of Executive. Executive represents and warrants that he has full power and authority to enter into this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Executive, enforceable in accordance with its terms and conditions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate modify of cancel or require any notice under any contract, lease, sublease, license, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other obligation or liability to which Executive is a party or by which he is bound or to which any of his assets is subject (including but not limited to employment, nondisclosure and confidentiality agreements) or (b) violate any statute, regulation, rule, judgment, order, decree or other restriction of any government, government agency or court to which Executive is subject.

     15. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California, and all controversies related to it will be governed by the provisions of paragraph 16.

     16. Mutual Agreement to Mediate and/or Arbitrate.

          (a) Trompeter and Executive recognize that differences may arise between them. Through the provisions of this paragraph 16, both parties expect to gain the benefits of a speedy, economical, impartial dispute-resolution procedure. This paragraph 16 shall apply to all disputes or controversies, whether or not arising out of Executive’s employment (or termination of that employment), that Trompeter may have against Executive, or that Executive may have against Trompeter or against its officers, directors, securities holders or agents (“Claims”). The Claims include, but are not limited to, controversies relating to compensation or benefits, breach of any contract, torts, discrimination under state, federal or local law, and violation of any federal, state, or other governmental law, statute, regulation, or ordinance. However, this paragraph 16 shall not apply to any Claim: (i) by the Executive for workers’ compensation or unemployment benefits; or (ii) by Trompeter for injunctive and/or other equitable relief, including, but not limited to, breach of any noncompetition agreement, unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information. With respect to matters referred to in clause (ii) above, Trompeter may seek and obtain injunctive relief in court, and then proceed with arbitration under this paragraph 16.

          (b) For purposes of this paragraph 16, the term “Trompeter” is defined to include its parent and all subsidiary, affiliates and related entities, all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, managers, supervisors, agents, and all successors and assigns of any of them.

          (c) EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS MEDIATION OR ARBITRATION AS PROVIDED IN THIS PARAGRAPH 16. The parties each waive their right to commence an action in any court to resolve a Claim. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this paragraph 16. To the extent permitted by law, Executive agrees not to initiate or prosecute against Employer any administrative action (other than an administrative charge of discrimination) in any way related to any Claim covered by this paragraph 16.

          (d) An Claim by Executive (an “Executive Claim”) or a Claim by Trompeter (a “Company Claim”) must be processed in the manner set forth below, otherwise the Claim shall be void and deemed waived even if there is a federal or state statute of limitations which would allow more time to pursue the Claim.

          (e) An Executive Claim must initially be raised verbally by Executive directly with the employee or other person involved. A Company Claim must be initially raised verbally by a Trompeter representative directly with Executive.

          (f) If a Executive Claim cannot be resolved pursuant to paragraph 16(e), it must be presented to Executive’s immediate supervisor within one (1) year after the Executive initially knew or should have known of the facts that gave rise to the Claim. The supervisor will answer the Claim within fifteen (15) days from the date the Claim was presented. If the supervisor fails to respond, it will be considered a denial of the Executive’s Claim.

          (g) If a Company Claim cannot be resolved pursuant to paragraph 16(e), it must be presented to Executive within one (1) year after Trompeter initially knew or should have known of the facts that gave rise to the Claim. The Executive will answer the Claim within fifteen (15) days from the date the Claim was preserved. If the Executive fails to respond, it will be considered a denial of the Company Claim.

          (h) If Executive is not satisfied with the supervisor’s answer, or the nature of the Claim is such that Executive does not wish to present it to the supervisor, Executive must present the Claim, in writing, to the Board within one (1) year after the

Executive initially knew or should have known of the facts that gave rise to the Claim. If Executive does not present the Claim in writing to the Board within the one (1) year period, Executive will be deemed to have accepted Trompeter’s last stated position on the Claim and waived the right to further contest the Claim.

          (i) If Trompeter is not satisfied with the Executive’s answer to a Company Claim, Trompeter must present the Claim, in writing, to the Executive within fifteen (15) working days after Trompeter receives the Executive’s answer. If Trompeter does not present the Claim in writing to the Executive within the fifteen (15) day, or one (1) year period, whichever is applicable, Trompeter will be deemed to have accepted the Executive’s last stated position on the Claim and waived the right to further contest the Claim.

          (j) Trompeter will consider Executive’s written presentation of the Claim, and any other information that Trompeter deems relevant. Trompeter will notify Executive in writing of its decision within fifteen (15) working days. If Trompeter fails to respond, it will be deemed a denial of the Executive’s Claim.

          (k) The Executive will consider Trompeter’s written presentation of the Claim, and any other information that the Executive deems relevant. The Executive will notify Trompeter in writing of its decision within fifteen (15) working days. If the Executive fails to respond, it will be deemed a denial of Trompeter’s Claim.

          (l) Either party who is not satisfied with the decision of the other, and wishes to proceed further, shall request a voluntary, non-binding mediation. If mediation is not utilized, the Claim will be deemed resolved on the basis of the other party’s last position, and the party presenting the Claim will have waived the right to further contest the Claim. Executive and Company agree to utilize mediation in good faith with the goal of resolving the Claim. If the parties cannot mutually agree on the mediator, they will utilize the American Arbitration Association (“AAA”) mediation dispute resolution procedures. The mediation shall take place in or near the city in which Executive is or was last employed by Trompeter. If the mediation does not result in a settlement of the Claim, either patty may serve written notice to the other party of its intention to proceed to arbitration, within fifteen (15) working days from the termination of the mediation.

          (m) The written notice of desire to arbitrate shall describe the factual basis of all Claims asserted. If written notice of desire to arbitrate is not served within the applicable time period, the party who failed to timely serve notice will be deemed to have waived the right to further contest the Claim, and will be deemed to have accepted the other party’s last stated position on the Claim.

          (n) The arbitration shall be conducted in accordance with the then-current National Rules for the Resolution of Employment Disputes of the AAA before a single arbitrator. The arbitration shall take place in or near the city in which Executive is or was last employed by Trompeter.

                 (i) The Arbitrator shall be selected in the following manner. The AAA shall give each party a list of 11 arbitrators drawn from its panel of labor and employment arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of both parties, that individual shall be the Arbitrator. If more than one common name remains on the lists of both parties, the parties shall strike names alternately in a telephone conference no more than five (5) days after the parties receive notice that more than one acceptable arbitrator remains, until only one remains. If no common name remains on the lists of all parties, the AAA shall furnish one additional list, and the above procedure will be utilized. If no arbitrator is designated from the second list, the procedure of the AAA rules will be utilized to select the Arbitrator.

                 (ii) Any party may be represented by an attorney or other representative selected by the party.

                 (iii) The parties waive the provisions of California Code of Civil Procedure Section 1283.05. Each party shall have the right to take the deposition of one individual and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to the other party. Additional discovery may he had only where the arbitrator so orders, upon a showing of substantial need. All issues related to discovery will be resolved by the Arbitrator.

                 (iv) At least fourteen (14) days before the arbitration, the parties must exchange lists of witnesses, including any expert, and copies of all exhibits intended to be used at the arbitration.

          (o) The Arbitrator will have no authority to: (a) adopt new policies or procedures for Trompeter, (b) modify this paragraph 16 or existing Trompeter policies, procedures, wages or benefits, or (c) in the absence of a written waiver pursuant to paragraph 16(q) below, hear or decide any matter that was not processed in accordance with this paragraph 16. The Arbitrator shall have exclusive authority to resolve any Claim, including, but not limited to, a dispute relating to the interpretation, applicability, enforceability or formation of this paragraph 16, or any contention that all or any part of this paragraph 16 is void or voidable. The Arbitrator will have the authority to award any form of remedy or damages that would be. available in a court.

          (p) Trompeter shall pay reasonable and necessary fees of the AAA and the mediator and/or Arbitrator, unless Executive elects to pay one-half (1/2) of the fees. The parties will pay their own attorneys fees and expenses associated with the mediation and/or arbitration.

          (q) Either party, in the party’s sole discretion, may, in writing, waive, in whole or in part, the other’s failure to follow any time limit or other requirement set forth in this paragraph 16.

          (r) To the extent permitted by law, Executive agrees not to initiate or prosecute against Trompeter any administrative action (including an administrative charge of discrimination to the extent permitted by law) in any way related to any Claim covered by this paragraph 16.

          (s) The mediation and/or arbitration will be conducted in private, and will not be open to the public or the media. The testimony and other evidence presented, and the results of the mediation and/or arbitration, unless otherwise agreed to by both parties, are confidential and may not be disclosed, made public or reported to any person or entity, including, but not limited to, any legal or news agency, publisher or service, except pursuant to a court order, provided that Trompeter or Executive gives sufficient prior written notice of any judicial proceeding at which a court order is being sought, to enable the other to seek a protective order before disclosure occurs.

          (t) The Arbitrator shall render a written decision and award (the “Award”), which shall set forth the facts and reasons that support the Award. The Award, shall be final and binding on Trompeter and Executive.

          (u) This paragraph 16 shall survive the termination of the Employment Period, and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this paragraph 16.

          (v) This paragraph 16 is the complete agreement of the parties on the subject of mediation or arbitration of disputes. This paragraph 16 supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this paragraph 16, except as specifically set forth in this paragraph 16.

          (w) If any provision of this paragraph 16 is held to be invalid or unenforceable, in whole or in part, the remaining portions of this paragraph 16 shall continue to be valid and will be performed, construed and enforced to the fullest extent permitted by law. The invalid or unenforceable provision shall be deemed amended and limited in accordance with the intent of the parties, as determined from the face of the paragraph 16, to the extent necessary to permit the maximum enforceability or validation of the provision.

          (x) This paragraph 16 is not, and shall not be construed to create, a contract of employment expressed or implied.

     17. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.

     18. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

     19. Notices. Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) in person, by cable, telegram, facsimile transmission, mailed by first class registered or certified mail, postage, prepaid or sent by overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice, provided, however, that notice of change of address shall be effective only upon receipt):

Notices to Executive

Joe Norwood
10 Mountaincrest Drive
Cheshire, CN 06410

Notices to Trompeter:

Trompeter Electronics, Inc.
31186 LaBaya Drive
P.O. Box 5069
Westlake Village, CA 91359-5069
Attn: William N. Stout

with a copy to:

Thomas R. Stephens, Esq.
Bartlit Beck Herman Palenchar & Scott
511 Sixteenth Street, Suite 700
Denver, Colorado 80202

     20. Expenses. Each party will pay its own expenses in connection with this Agreement and the performance of the transactions and obligations contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

/s/ Joe Norwood
Joe Norwood

TROMPETER ELECTRONICS, INC.
By:	/s/ William N. Stout
William N. Stout, Chairman

     BY SIGNING THIS AGREEMENT, I UNDERSTAND I AM AGREEING THAT ALL CLAIMS WILL BE DECIDED BY NEUTRAL MEDIATION AND/OR ARBITRATION, AND I AM GIVING UP MY RIGHT TO A JURY TRIAL OR COURT TRIAL (SEE PARAGRAPH 16).

     I ACKNOWLEDGE THAT: (A) I HAVE CAREFULLY READ THE MUTUAL AGREEMENT TO MEDIATE AND/OR ARBITRATE CONTAINED IN PARAGRAPH 16 OF THIS AGREEMENT; (B) I UNDERSTAND ITS TERMS, AND KNOWINGLY WAIVE MY RIGHT TO HAVE ANY CLAIM LITIGATED IN A COURT OR JURY TRIAL; (C) ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN TROMPETER AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT; AND (D) I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY TROMPETER OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

     I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

/s/ Joe Norwood
JOE NORWOOD